Light & Wonder, Inc.
Reports Second Quarter 2026 Results

Light & Wonder Reports Solid Second Quarter 2026 Results and Reiterates Full-Year 2026 Financial Outlook(1)

Financial Highlights
•Net income increased 26% to $120 million, up 38% per share(2), and Consolidated Adjusted EBITDA (“Consolidated AEBITDA”)(3) increased to $383 million, up 9%, driving EPSa(2)(3) growth of 26%.
•L&W delivering on strategy to scale high-quality recurring revenue(4), driven by growth across Gaming operations and iGaming during the quarter. North American Gaming operations premium installed base increased by 652 units(5) on a sequential basis (over 2,550 units(5) on a year-over-year basis); and 277 Grover charitable gaming (“Grover”) units added sequentially (1,540+ units on a year-over-year basis), while iGaming continued to deliver strong 1PP content(6) and double-digit year-over-year growth.
•Earnings discipline with continued segment AEBITDA margin (“margin”)(7) expansion and cash flow generation reflect sustained focus on operational efficiency, product mix and cash management. Net cash provided by operating activities and Adjusted free cash flow(3) increased 127% and 50%, respectively.
•Returned $134 million of capital to shareholders through the repurchase of approximately 1.6 million CHESS Depositary Interests (“CDIs”) during the quarter. The Company remains committed to reducing its net debt leverage ratio(3) to below 3.0x(1) during 1H 2027 with the intention to move toward investment grade level leverage profile.
LAS VEGAS — August 4, 2026 — Light & Wonder, Inc. (ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the second quarter ended June 30, 2026.
Light & Wonder delivered another quarter of consolidated earnings growth and margin expansion across all business segments, underpinned by its highly diversified business model and disciplined capital allocation, with continued strong cash flow generation and momentum expected to build into the second half of the year.
Consolidated revenue grew 2% year-over-year to $828 million. We continue to enhance our quality of earnings through a deliberate strategy to improve revenue quality, focusing on growing recurring revenue(4). Gaming operations, Grover and iGaming represented the primary growth drivers, each delivering double-digit year-over-year revenue increases, supported by continued operational momentum and content strength.
Net income was $120 million or $1.53 per share(2), up 26% and 38% year-over-year, respectively. Net cash provided by operating activities was $241 million, a 127% increase as compared to the prior year period.

(1) Represents forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Per share amounts are calculated based on weighted average number of diluted shares.
(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(5) Excludes Grover charitable gaming units.
(6) Represents first-party content.
(7) Business segment AEBITDA is our primary segment measure of profit or loss under GAAP.

The second quarter once again demonstrated the performance of our game portfolio and focus on efficiency, with margin expansion across all three businesses. Consolidated AEBITDA(1) grew 9% to $383 million. Adjusted NPATA(1) increased by 16% to $156 million, or 26% growth on a per share basis (“EPSa”)(1)(2) to $1.99, as compared to the prior year period. Adjusted free cash flow(1) was $156 million, a 50% increase year-over-year, demonstrating strong underlying cash generation across the business.
Gaming revenue increased 5% year-over-year to $554 million, led by Gaming operations revenue (increased 18% to $247 million) and Table products (up 13% to $62 million). Gaming machine sales revenue decreased 4%, primarily reflecting lower unit shipments on fewer new openings and expansions and lower adjacencies, with steady average selling price per unit.
North American Gaming operations premium installed base extended its growth streak to a 24th consecutive quarter, adding 652 units sequentially (over 2,550 on a year-over-year basis), with Grover further expanding its footprint by 277 units on a sequential basis. From a Gaming machine sales perspective, this quarter, 8,796 new units were shipped globally, including over 4,900 new units shipped in North America.
iGaming delivered another quarter of double-digit growth, with revenue and AEBITDA increasing 14% and 18%, respectively, on continuing momentum in North America. This was underpinned by first-party content proliferation and partner network growth, despite U.K. tax increases during the period. SciPlay continues to grow its direct-to-consumer (“DTC”) revenue while average revenue payer metrics improved on a sequential basis amid a mature social casino market.
We returned $156 million to shareholders through share repurchases in the first half of 2026, including an accelerated pace of repurchases in Q2 of $134 million, bringing cumulative repurchases since the current program’s inception to $1.3 billion, or in excess of $2.1 billion since buybacks were introduced in 2022 (or approximately 27% of total shares outstanding(3)), reflecting our disciplined capital allocation priorities.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Our second quarter results reflect continued execution of our content-centric operating model, with broad-based growth, margin expansion and quality earnings across all three businesses. We continue to see the benefits of our sustained investment in studios and content, as our franchises drive strong game performance across the portfolio. Gaming momentum remained robust, with our North American premium installed base growing for the 24th consecutive quarter, and Grover continuing to scale across existing and new markets. iGaming once again delivered double-digit growth in both revenue and AEBITDA, reflecting the resilience of our North American momentum even as we navigate headwinds from increased U.K. gaming duties, while SciPlay continued to grow its direct-to-consumer revenue. As we look toward the second half of the year, we remain focused on disciplined execution, continued investment in product innovation and talent, and progressing towards both our 2026 and 2028 financial targets(4).”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “The second quarter demonstrated continued scaling across the business, with margin expansion across all three businesses translating into strong underlying cash generation. As signaled last quarter, we accelerated our pace of share repurchases(3), returning $134 million to shareholders in the second quarter alone, bringing first-half repurchases to $156 million and making tangible progress on our commitment to return meaningful capital to shareholders, while maintaining balance sheet flexibility. At the same time, we are continuing to invest deliberately in AI and infrastructure, work we believe will compound over time and support both growth and efficiency across the business. Going forward, our focus will be to pare back on share repurchases and rapidly de-lever our balance sheet to below 3.0x net debt leverage(4) as we progress toward an investment grade level leverage profile.”

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Per share amounts are calculated based on weighted average number of diluted shares.
(3) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions. Total shares outstanding are from the initiation of the prior share repurchase program in March of 2022.
(4) Represent forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Principal face value of debt outstanding(1) was $5.2 billion, translating to a net debt leverage ratio(2) of 3.4x as of June 30, 2026, remaining within our previously announced targeted net debt leverage ratio range(3).
The Company remains committed to reducing its net debt leverage ratio(2) to below 3.0x during the first half of 2027(3) with the intention to move toward investment-grade level leverage profile.
•Returned $134 million of capital to shareholders through the repurchase of approximately 1.6 million CDIs during the quarter and $156 million, or 1.8 million CDIs, during the first half of 2026.
Since initiation of the prior share repurchase program in March of 2022, the Company has now returned $2.1 billion to shareholders through the repurchase of 26.2 million shares or CDIs. This represents 27% of total outstanding shares prior to the commencement of the programs. With approximately 88% of the current authorized share repurchase program now utilized, we have remaining capacity of approximately $180 million(4).
•FY 2026 Financial outlook: The Company maintains its full-year 2026 financial outlook. We continue to expect a similar shape of earnings momentum to FY 2025, reflective of our growing recurring revenue(5) base and timing of both investments and capital expenditures of our customer base. Full-year Consolidated AEBITDA(2) growth is expected to be in the mid- to high-single digits(3), as we continue to execute against our long-term strategy and 2028 financial targets(3).
SUMMARY RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions except per share amounts)	2026	2025	2026	2025
Revenue	$828	$809	$1,617	$1,582
Net income	120	95	172	177
Net income per share – Diluted	1.53	1.11	2.19	2.05
Net cash provided by operating activities	241	106	380	291
Capital expenditures	83	78	157	139

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$383	$352	$710	$663
Adjusted NPATA	156	135	272	252
Adjusted NPATA per share – Diluted (or EPSa)	1.99	1.58	3.45	2.93
Adjusted free cash flow	156	104	363	216

			As of
Balance Sheet Measures			June 30, 2026	December 31, 2025
Cash and cash equivalents			$148	$167
Total debt			5,132	5,163
Available liquidity(6)			928	927

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended June 30, 2026.

(2) Represent non-GAAP financial measures. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Represent forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

(4) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions. Total shares outstanding are from the initiation of the prior share repurchase program in March of 2022.

(5) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(6) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Second Quarter 2026 Financial Highlights
•Second quarter consolidated revenue increased to $828 million as compared to $809 million, a 2% increase versus the prior year period.
◦Gaming revenue grew 5%, benefiting from an increase in Gaming operations revenue inclusive of $45 million in Grover revenue, up $24 million year-over-year, reflective of both underlying growth and a partial prior-year contribution period.
•Gaming machine sales decreased 4% to $184 million on lower unit shipments due to timing deferred into the second half of the year;
•Table products revenue grew 13% to $62 million, driven by higher utility sales; and
•Gaming systems revenue declined by 16% to $61 million, primarily due to lower hardware sales.
◦iGaming once again delivered double-digit quarterly revenue growth, increasing 14% compared to the prior year period, despite increased U.K. gambling duties going into effect on April 1, 2026.
◦SciPlay revenues decreased 9% against the backdrop of a softer social casino free-to-play market, while still reflecting resilient player monetization. DTC revenues expanded to 29% of the total SciPlay revenue.
•Net income was $120 million as compared to $95 million, a 26% increase from the prior year period, primarily driven by revenue growth from Gaming and iGaming and margin expansion across all businesses.
Net income per share(1) was $1.53, compared to $1.11 in the prior year period, a 38% increase year-over-year.
•Consolidated AEBITDA(2) was $383 million, compared to $352 million in the prior year period. The 9% increase was driven by modest revenue growth, favorable revenue mix shifts and ongoing operational efficiencies that led to margin expansion across all business segments. This was further complemented by lower corporate costs.
•Adjusted NPATA(2) was $156 million, as compared to $135 million in the prior year period, increasing 16% and benefiting from Consolidated AEBITDA(2) growth, partially offset by higher interest and depreciation expenses.
Adjusted NPATA per share (EPSa)(1)(2) increased 26% to $1.99, compared to $1.58 in the prior year period.
•Net cash provided by operating activities increased 127% to $241 million, compared to $106 million in the prior year period, reflecting strong underlying earnings generation, favorable timing of receivable collections, expenditures, and lower income tax payments. The prior year period was impacted by $73 million related to certain legal settlement payments.
•Adjusted free cash flow(2) was $156 million, compared to $104 million in the prior year period, a 50% increase. This reflects strong underlying earnings generation, the timing of receivables collections, expenditures, and lower income tax payments. The Company’s scaling cash conversion profile provides ongoing flexibility to support our capital allocation priorities, including share repurchases and our ongoing commitment to deleverage. Capital expenditures were $83 million, compared to $78 million in the prior year period, led predominantly by investments supporting Gaming operations growth, including Grover.
BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2026

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2026	2025	$	%	2026	2025	$	%	2026	2025	PP Change(4)
Gaming	$554	$528	$26	5%	$307	$280	$27	10%	55%	53%	2
SciPlay	182	200	(18)	(9)%	72	74	(2)	(3)%	40%	37%	3
iGaming	92	81	11	14%	33	28	5	18%	36%	35%	1
Corporate and other(5)	—	—	—	—%	(29)	(30)	1	3%	n/a	n/a	n/a
Total	$828	$809	$19	2%	$383	$352	$31	9%	46%	44%	2
PP — percentage points.
n/a — not applicable.
(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Second Quarter 2026 Business Segments Key Highlights
•    Gaming revenue was $554 million, up 5% compared to the prior year period.
◦Gaming operations grew $38 million, or 18%, benefiting from an increase in our North American installed base of 722 units(1), up 2% year-over-year to 36,068 units(1), including a more favorable mix of premium units.
◦Our North American premium installed base grew for the 24th consecutive quarter and now represents 58% of our total North American installed base mix(1), with a unit increase of over 2,550 units on a year-over-year basis or 652 units(1) on a sequential quarter-over-quarter basis. Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC®, COSMIC UPRIGHT, LIGHTWAVE® and LIGHTWAVE SOLARTM cabinets continued to drive growth and strong performance.
◦Grover contributed $45 million to Gaming operations revenue, up $24 million year-over-year. The growth was driven by a sequential increase of 277 units and a partial prior-year contribution period. At period end, Grover had over 12,550 installed base units.
◦Gaming machine sales revenue decreased by 4% on lower unit shipments due to timing deferred into the second half of the year.
◦Table products revenue increased 13% due to higher global utility sales.
◦Gaming systems revenue decreased by 16%, primarily due to lower hardware sales.
◦Gaming AEBITDA was $307 million, up 10% compared to the prior year period due to revenue growth, favorable revenue mix shifts, ongoing operational efficiencies and Grover contributions. Margin expanded 200 basis points to 55%.
•    SciPlay revenue was $182 million, down 9% compared to the prior year period. This was largely driven by a softer social casino free-to-play market and a decline in our average monthly JACKPOT PARTY® Casino payers, partially offset by an increase in average monthly revenue per paying user.
◦Daily Active Users, or DAU, remained relatively flat sequentially, while monetization remains a key focus, as AMRPPU(2) grew 4% year-over-year to $133.80.
◦AEBITDA decreased 3% to $72 million, and margin increased by 300 basis points, driven by margin enhancement initiatives, including the growth of the direct-to-consumer (“DTC”) platform.
◦DTC contributed $53 million in revenue, or 29% of SciPlay revenue for the quarter.
•    iGaming revenue increased 14% to $92 million, representing another consecutive quarter of double-digit year-over-year growth in both revenue and AEBITDA. The strong performance was driven by continued momentum in North America, underpinned by first-party content proliferation and the expansion of our partner network. This performance was despite the increased U.K. gambling duties going into effect on April 1, 2026.
◦AEBITDA increased 18% to $33 million, with margin expanding around 100 basis points to 36%.
◦Wagers processed through our iGaming platform reached a quarterly record of $31.3 billion.

(1) Excludes Grover charitable gaming units.
(2) Average Monthly Revenue Per Paying User.

First Half 2026 Financial Highlights
•Consolidated revenue was $1.6 billion, a 2% increase compared to the prior year.
◦Gaming revenue increased 4%, primarily due to:
▪Gaming operations revenue growth of $104 million or 27%, courtesy of $37 million or a 10% increase supported by our diversified portfolio of high-performing game franchises, while Grover contributed $88 million in revenue, up $67 million year-over-year, reflective of both underlying growth and a partial prior-year contribution period;
▪Table products revenue grew 18% to $125 million primarily due to higher utility sales;
▪Gaming machine sales decreased 15% to $340 million, as the prior year period benefited from the timing of international and North America Video Lottery Terminal shipments; and
▪Gaming systems revenue declined by 15% to $115 million, primarily due to lower hardware sales.
◦iGaming revenue grew 16% primarily driven by North American 1PP content proliferation.
◦SciPlay revenue decreased 8%, largely impacted by a softer social casino free-to-play market, while still reflecting resilient player monetization.
•Net income was $172 million compared to $177 million in the prior year, a decrease of 3%. The decrease was primarily driven by higher D&A (including acquired Grover assets), higher restructuring and other costs (including $50 million in legal reserve contingencies associated with certain legal matters) and higher interest expense, partially offset by lower cost of revenue.
Net income per share(1) increased by 7% to $2.19, compared to $2.05 in the prior year period.
•Consolidated AEBITDA(2) was $710 million compared to $663 million in the prior year, a $47 million or 7% increase. The increase was driven by modest revenue growth, favorable revenue mix shifts, contributions from Grover (since its May 2025 acquisition), lower corporate costs and ongoing business operational efficiencies, leading to margin expansion across all our business segments.
•Adjusted NPATA(2) increased 8% to $272 million as compared to $252 million in the prior year period. Growth was driven by the 7% increase in Consolidated AEBITDA(2), partially offset by higher depreciation of Gaming operations units, and higher interest expense.
Adjusted NPATA per share (EPSa)(1)(2) increased 18% to $3.45 versus $2.93 in the prior year period.
•Net cash provided by operating activities was $380 million compared to $291 million in the prior year, a 31% increase. The current year reflected strong earnings, lower cash income tax payments and favorable changes in working capital, partially offset by $65 million in higher legal settlement payments, and $15 million in professional fees, services, and other costs related to the Grover acquisition and completed Australian Securities Exchange (“ASX”) transition.
•Adjusted free cash flow(2) was $363 million compared to $216 million in the prior year period, a 68% increase. The current year benefited from the same factors impacting net cash provided by operating activities (as described above), partially offset by increased capital expenditures made to support Gaming operations, including Grover installed base unit growth.
BUSINESS SEGMENT HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2026

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2026	2025	$	%	2026	2025	$	%	2026	2025	PP Change(4)
Gaming	$1,066	$1,022	$44	4%	$578	$534	$44	8%	54%	52%	2
SciPlay	368	402	(34)	(8)%	138	138	—	—%	38%	34%	4
iGaming	183	158	25	16%	66	55	11	20%	36%	35%	1
Corporate and other(5)	—	—	—	—%	(72)	(64)	(8)	(13)%	n/a	n/a	n/a
Total	$1,617	$1,582	$35	2%	$710	$663	$47	7%	44%	42%	2
PP - percentage points.
n/a - not applicable.
(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, August 4, 2026 at 7:00 p.m. EDT (Wednesday, August 5, 2026 at 9:00 a.m. AEST) to review the Company’s second quarter results.
To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section.
To access the call by telephone, please register for a unique PIN at the Investor Relations section of the Light & Wonder, Inc. website and dial: +1 (844) 543-0451 for U.S., +61 1800 491 687 for Australia or +1 (864) 991-4103 for International. Participants may pre-register at any time, including up to the call start time. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, lodgements with the ASX through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure. We also release material information to the ASX in compliance with the ASX Listing Rules.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Investor Relations	Media Relations
Rohan Gallagher	Randi Topham
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	SVP, Global Marketing and Communications media@lnw.com

All ® notices signify marks registered in the United States. © 2026 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance (or “ESG”) issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of our share repurchase program;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability or failure to further reduce or refinance our indebtedness, or to achieve investment-grade level leverage profile;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure of our investments in artificial intelligence and infrastructure to achieve some or all of their intended benefits, including improved efficiency and growth;
•failure to retain key management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that any potential disruptions from the Grover acquisition will harm relationships with customers, employees and suppliers;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition and may not be able to successfully integrate Grover into the Company’s operations;
•risks relating to delisting our securities from Nasdaq and transitioning to a sole primary listing on the ASX, which could negatively affect the liquidity and trading prices of our common stock or CDIs, impact our investors’ ability to trade in our securities and our access to the capital markets and could lead to price variations and other impacts on holders of our common stock, CDIs and other securities;
•risks associated with having a sole primary listing on the ASX and remaining an SEC registrant, including significant compliance costs and risks of noncompliance;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;

•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration of, and recent acquisition integrations into, our enterprise resource planning system;
•laws, government regulations and new or increased trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming, prediction markets and sweepstakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion of such opposition and potential restrictions;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of the shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and globally;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events, including natural disasters, extreme weather and other natural events related to climate change, that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC and lodgements with the ASX, including the Company’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 24, 2026 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws and ASX Listing Rules, we undertake no, and expressly disclaim any, obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us, and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate. Unless otherwise stated, ‘$’ denotes U.S. dollars.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
Services	$601	$566	$1,195	$1,092
Products	227	243	422	490
Total revenue	828	809	1,617	1,582
Operating expenses:
Cost of services(1)	111	113	221	224
Cost of products(1)	99	106	183	206
Selling, general and administrative	211	208	448	425
Research and development	61	64	128	129
Depreciation, amortization and impairments	117	99	225	190
Restructuring and other	6	17	60	37
Total operating expenses	605	607	1,265	1,211
Operating income	223	202	352	371
Other (expense) income:
Interest expense	(81)	(77)	(162)	(146)
Loss on debt financing transactions	—	—	(2)	(1)
Other income (expense), net	8	(1)	23	4
Total other expense, net	(73)	(78)	(141)	(143)
Net income before income taxes	150	124	211	228
Income tax expense	(30)	(29)	(39)	(51)
Net income	$120	$95	$172	$177

Basic and diluted net income per share:
Basic	$1.55	$1.12	$2.23	$2.09
Diluted	$1.53	$1.11	$2.19	$2.05

Weighted average number of shares used in per share calculations:
Basic shares	77.4	84.3	77.3	84.6
Diluted shares	78.5	85.6	78.7	86.2

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$148	$167
Restricted cash	98	94
Receivables, net of allowance for credit losses of $28 and $29, respectively	640	689
Inventories, net	193	169
Prepaid expenses, deposits and other current assets	161	164
Total current assets	1,240	1,283

Restricted cash	4	5
Receivables, net of allowance for credit losses of $3 and $2, respectively	97	96
Property and equipment, net	346	348
Operating lease right-of-use assets	39	43
Goodwill	3,365	3,371
Intangible assets, net	725	808
Software, net	209	191
Deferred income taxes	288	254
Other assets	51	63
Total assets	$6,364	$6,462

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$63	$53
Accounts payable	199	189
Accrued liabilities	410	535
Income taxes payable	43	26
Total current liabilities	715	803

Deferred income taxes	11	11
Operating lease liabilities	25	29
Other long-term liabilities	242	264
Long-term debt, excluding current portion	5,069	5,110
Total stockholders’ equity	302	245
Total liabilities and stockholders’ equity	$6,364	$6,462

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$120	$95	$172	$177
Adjustments to reconcile net income to net cash provided by operating activities	135	118	246	225
Changes in working capital accounts, excluding the effects of acquisitions	(14)	(107)	(38)	(111)
Net cash provided by operating activities	241	106	380	291
Cash flows from investing activities:
Capital expenditures	(83)	(78)	(157)	(139)
Acquisitions of businesses and assets, net of cash acquired and other	—	(860)	1	(861)
Net cash used in investing activities	(83)	(938)	(156)	(1,000)
Cash flows from financing activities:
(Payments) proceeds of long-term debt, net	(10)	949	(35)	984
Payments of debt issuance and deferred financing costs	—	(2)	(2)	(5)
Payments on license obligations	(5)	(7)	(9)	(12)
Payments of contingent acquisition consideration	—	(2)	—	(2)
Purchase of L&W common stock	(141)	(104)	(163)	(270)
Net redemptions of common stock under stock-based compensation plans and other	(6)	(3)	(32)	(35)
Net cash (used in) provided by financing activities	(162)	831	(241)	660
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	5	1	8
(Decrease) increase in cash, cash equivalents and restricted cash	(3)	4	(16)	(41)
Cash, cash equivalents and restricted cash, beginning of period	253	267	266	312
Cash, cash equivalents and restricted cash, end of period	$250	$271	$250	$271

Supplemental cash flow information:
Cash paid for interest	$94	$83	$162	$137
Income taxes paid	24	47	39	71
Supplemental non-cash transactions:
Non-cash interest expense	$2	$3	$5	$5

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, NORMALIZED EBITDA, NORMALIZED EBITA, ADJUSTED NPATA, AND ADJUSTED NPAT, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Reconciliation of Net Income to Consolidated AEBITDA
Net income	$120	$95	$172	$177
Restructuring and other(1)	6	17	60	37
Other (income) expense, net	(4)	4	(14)	2
Loss on debt financing transactions	—	—	2	1
Income tax impact on adjustments	—	(4)	(10)	(22)
Adjusted NPAT	122	112	210	195
Amortization of acquired intangibles and impairments(2)	42	30	78	57
Income tax impact on adjustments	(8)	(7)	(16)	—
Adjusted NPATA	156	135	272	252
Interest expense	81	77	162	146
Income tax expense and adjustments	38	40	65	73
Normalized EBITA(3)	275	252	499	471
Depreciation and amortization expense	75	69	147	133
Normalized EBITDA	350	321	646	604
Stock-based compensation	33	31	64	59
Consolidated AEBITDA	$383	$352	$710	$663

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$307	$280	$578	$534
SciPlay	72	74	138	138
iGaming	33	28	66	55
Total business segments AEBITDA	412	382	782	727
Corporate and other(4)	(29)	(30)	(72)	(64)
Consolidated AEBITDA	$383	$352	$710	$663

Reconciliation to Consolidated AEBITDA Margin
Net income	$120	$95	$172	$177
Consolidated AEBITDA	383	352	710	663
Revenue	828	809	1,617	1,582
Net income margin	14%	12%	11%	11%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	46%	44%	44%	42%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $9 million in impairment charges for the three months ended June 30, 2026, and $11 million and $3 million for the six months ended June 30, 2026 and 2025, respectively.
(3) Represents normalized earnings before interest, taxes and amortization of acquired intangibles and impairments. Refer to non-GAAP financial measure definitions below for further details.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Reconciliation of Net Income Per Share to Adjusted NPATA Per Share
Net income per share – Diluted	$1.53	$1.11	$2.19	$2.05
Amortization of acquired intangibles and impairments	0.54	0.36	0.99	0.66
Restructuring and other	0.08	0.20	0.76	0.43
Other (income) expense, net	(0.05)	0.04	(0.19)	0.04
Loss on debt financing transactions	—	—	0.02	0.01
Income tax impact on adjustments	(0.11)	(0.13)	(0.32)	(0.26)
Adjusted NPATA per share – Diluted	$1.99	$1.58	$3.45	$2.93

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2026	2025	2026	2026	2025
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$247	$209	$239	$486	$382
Gaming machine sales	184	191	156	340	398
Gaming systems	61	73	54	115	136
Table products	62	55	63	125	106
Total revenue	$554	$528	$512	$1,066	$1,022
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	48,639	46,368	48,600	48,639	46,368
Average daily revenue per unit	$48.88	$46.05	$48.01	$48.51	$47.05
International:(2)
Installed base at period end	18,408	19,526	18,710	18,408	19,526
Average daily revenue per unit	$16.38	$16.97	$15.96	$16.19	$16.04
Gaming Machine Sales:
U.S. and Canada new unit shipments	4,973	5,454	5,024	9,997	11,223
International new unit shipments	3,823	3,585	2,176	5,999	7,586
Total new unit shipments	8,796	9,039	7,200	15,996	18,809
Average sales price per new unit	$18,936	$18,930	$19,722	$19,290	$19,483
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,939	5,231	4,731	9,670	10,629
Casino opening and expansion units	34	223	293	327	594
Total unit shipments	4,973	5,454	5,024	9,997	11,223
International unit shipments:
Replacement units	3,481	3,511	2,107	5,588	6,509
Casino opening and expansion units	342	74	69	411	1,077
Total unit shipments	3,823	3,585	2,176	5,999	7,586
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$129	$165	$137	$265	$339
Direct-to-consumer platforms	53	35	50	103	63
Total revenue	$182	$200	$187	$368	$402
In-App Purchases:
Average MAU(4)	4.6	5.2	5.1	4.8	5.4
Average DAU(5)	1.9	2.0	1.9	1.9	2.1
ARPDAU(6)	$1.06	$1.08	$1.05	$1.06	$1.07
Average MPU(7) (in thousands)	447	512	486	467	542
AMRPPU(8)	$133.80	$128.96	$126.30	$129.89	$122.63
Payer Conversion Rate(9)	9.7%	9.8%	9.6%	9.7%	10.1%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$31.3	$26.6	$29.9	$61.2	$51.9
(1) Inclusive of Grover charitable gaming installed base.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO CONSOLIDATED AEBITDA
(Unaudited, in millions)

	Twelve Months Ended
	June 30, 2026	December 31, 2025
Net income	$271	$276
Restructuring and other	242	219
Depreciation, amortization and impairments	441	406
Other (income) expense, net	(3)	13
Interest expense	330	314
Income tax expense	77	89
Stock-based compensation	126	121
Loss on debt financing transactions	6	5
Consolidated AEBITDA	$1,490	$1,443

RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
		For the Period
		from January 1, 2025
		to May 15, 2025
Grover Charitable Gaming operating income		$40
Depreciation and amortization		6
Grover Adjusted EBITDA(1)		$46

		Twelve Months Ended
		December 31, 2025
Combined AEBITDA(2)		$1,489

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	June 30, 2026	December 31, 2025
Consolidated/Combined AEBITDA(2)	$1,490	$1,489

Total debt	$5,132	$5,163
Add: Unamortized debt discount/premium and deferred financing costs, net	40	44
Principal face value of debt outstanding	5,172	5,207
Less: Cash and cash equivalents	148	167
Net debt	$5,024	$5,040

Net debt leverage ratio	3.4	3.5
Combined net debt leverage ratio(3)	n/a	3.4

n/a — not applicable.
(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$241	$106	$380	$291
Less: Capital expenditures	(83)	(78)	(157)	(139)
Less: Payments on license obligations	(5)	(7)	(9)	(12)
Add (less): Change in restricted cash impacting working capital	3	8	(3)	—
Free cash flow	156	29	211	140
Add: Legal settlements and related	—	73	137	73
Add: Strategic initiatives and M&A transactions costs(1)	—	2	15	3
Adjusted free cash flow	$156	$104	$363	$216

(1) Professional fees, services and other costs related to strategic initiatives, the Grover acquisition and transition to an ASX sole primary listing.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (on a diluted basis) (also referred to as EPSa), Normalized EBITA, Normalized EBITDA, Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow, Adjusted free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Following our transition to a sole primary listing on the ASX, Management introduced usage of Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (EPSa), Normalized EBITA and Normalized EBITDA, all of which are non-GAAP financial measures and are widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred as of the beginning of the applicable twelve-month period. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of the beginning of the applicable twelve-month period.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share, Normalized EBITA and Normalized EBITDA are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of, as applicable, amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. These measures are widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Adjusted free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow and Adjusted free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital, and, in the case of Adjusted free cash flow, further adjustments for legal settlements and strategic initiatives cash payments.
Adjusted NPAT and Adjusted NPATA
Adjusted NPAT and Adjusted NPATA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Adjusted NPAT and Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Adjusted NPAT and Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPAT is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Income tax impact on adjustments; and (5) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA is reconciled to Net income and includes the following incremental adjustments to those used to reconcile Adjusted NPAT: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; and (3) Income tax impact on adjustments.
Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income per share and includes the same adjustments with respect to Adjusted NPATA as described in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin” in per share amounts. Adjusted NPATA per share target, or Targeted EPSa, denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA per share target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Normalized EBITA and Normalized EBITDA
Normalized EBITA and Normalized EBITDA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Normalized EBITA and Normalized EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Normalized EBITA and Normalized EBITDA may differ from similarly titled measures presented by other companies.
Normalized EBITA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments; (5) Amortization of acquired intangible assets; (6) Non-cash asset and goodwill impairments; (7) Interest expense; and (8) Income tax expense and impact on adjustments. Normalized EBITDA is reconciled to Net income and, along with the adjustments used to reconcile Normalized EBITA, includes an adjustment for depreciation and amortization expense.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense and impact on adjustments; (7) Stock-based compensation; and (8) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin.”
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments of contingent acquisition consideration and adjusted for changes in restricted cash impacting working capital. Adjusted free cash flow is further adjusted for legal settlements and strategic initiatives cash payments. Free cash flow and Adjusted free cash flow are non-GAAP financial measures that are presented as supplemental disclosures for illustrative purposes only and are reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow.”
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2026.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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